UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 28, 2018

SM Energy Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 28, 2018, SM Energy Company (the “Company”) entered into a Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent (the “Agent”), and the institutions named therein as lenders. The $2.5 billion senior secured revolving credit facility provided for by the Credit Agreement (the “Revolving Credit Facility”) is secured by substantially all of the proved oil and natural gas properties of the Company. The Credit Agreement replaces the Company’s Fifth Amended and Restated Credit Agreement with the Agent and certain other lenders named therein. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Credit Agreement.

The Revolving Credit Facility has a maximum credit amount of $2.5 billion, with total initial lender commitments of $1.0 billion. The Revolving Credit Facility is scheduled to mature on the earlier of September 28, 2023 (the “Scheduled Maturity Date”), and August 16, 2022, to the extent that, on or before such date, the Company’s outstanding 6.125% Senior Notes due 2022 (the “2022 Notes”) are not repurchased, redeemed or refinanced to have a maturity date at least ninety-one (91) days after the Scheduled Maturity Date unless, on August 16, 2022, both (i) the aggregate outstanding principal amount of the 2022 Notes is not more than $100 million and (ii) after giving pro forma effect to the repayment in full at maturity of the 2022 Notes then outstanding, the aggregate amount of unrestricted cash and certain types of unrestricted investments held by the Company and its Consolidated Restricted Subsidiaries plus the amount of unused availability under the Credit Agreement is at least $300 million.

Borrowings under the Revolving Credit Facility will accrue interest, at the Company’s election, (i) at the Alternate Base Rate, plus a margin ranging from 0.500% to 1.500%, or (ii) for LIBOR borrowings, at the Adjusted LIBO Rate, plus a margin ranging from 1.500% to 2.500%. “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the greater of the Federal Funds Effective Rate in effect on such day and the Overnight Bank Funding Rate in effect on such day, plus ½ of 1.000%, and (c) the Adjusted LIBO Rate for a one-month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.000%. “Adjusted LIBO Rate” means, for any Interest Period, the reserve-adjusted LIBO Rate for a given Interest Period, rounded upwards, if necessary, to the next 1/100 of 1.000%. The undrawn portion of the total commitments will be subject to a commitment fee ranging from 0.375% to 0.500%.

The applicable margin and the commitment fee are dependent upon borrowings relative to the then-effective borrowing base. The initial borrowing base is $1.5 billion. The borrowing base will be redetermined by the lenders semi-annually on each April 1 and October 1, beginning April 1, 2019. The Company and the Administrative Agent (at the direction of the Majority Lenders) may each elect to cause one unscheduled borrowing base redetermination to occur between each scheduled redetermination. The borrowing base will also be reduced in certain circumstances upon any issuance of certain unsecured senior debt or subordinated debt, upon cancellation of certain hedging positions and as a result of certain asset sales.

The Revolving Credit Facility contains customary covenants including, but not limited to, (i) a minimum current ratio and a maximum leverage ratio, and (ii) limitations on incurrence of indebtedness, liens on assets, dividends and redemptions, investments, transactions with affiliates, mergers and consolidations and sales of assets. The Revolving Credit Facility also includes customary lending conditions, representations and warranties, events of default and indemnification provisions.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Affiliates of certain of the lenders under the Revolving Credit Facility have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Sixth Amended and Restated Credit Agreement dated as of September 28, 2018, among SM Energy Company, Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

	By:	/s/ David W. Copeland
	Name:	David W. Copeland
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: October 4, 2018